Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
NEWS RELEASE

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
JULY 30, 2010

CHEVRON REPORTS SECOND QUARTER NET INCOME OF $5.4 BILLION,
UP FROM $1.7 BILLION IN SECOND QUARTER 2009
•	Upstream earnings of $4.54 billion increase $2.89 billion on higher prices for crude oil and higher production

•	Downstream earnings of $975 million increase $844 million on improved margins
     SAN RAMON, Calif., July 30, 2010 — Chevron Corporation (NYSE: CVX) today reported earnings of $5.41 billion ($2.70 per share — diluted) for the second quarter 2010, compared with $1.75 billion ($0.87 per share — diluted) in the 2009 second quarter. Foreign currency effects increased earnings in the 2010 quarter by $241 million, compared with a reduction of $453 million a year earlier.
     For the first half of 2010, earnings were $9.96 billion ($4.97 per share — diluted), up from $3.58 billion ($1.79 per share — diluted) in the first six months of 2009.
     Sales and other operating revenues in the second quarter 2010 were $51 billion, up from $40 billion in the year-ago period due mainly to higher prices for crude oil, natural gas and refined products.
Earnings Summary

	Three Months Ended		Six Months Ended
	June 30		June 30
Millions of dollars	2010	2009	2010	2009

Earnings by Business Segment
Upstream	$4,542	$1,657	$9,266	$3,035
Downstream	975	131	1,171	884
All Other	(108)	(43)	(476)	(337)

Total (1) (2) (3)	$5,409	$1,745	$9,961	$3,582

(1) Includes foreign currency effects	$241	$(453)	$43	$(507)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
(3) Prior period information conformed to 2010 presentation of Business Segments.
     “We had another very successful quarter — both operationally and financially,” said Chairman and CEO John Watson. “Current quarter earnings from upstream operations benefited significantly from higher prices for crude oil and natural gas and higher net oil-equivalent production. In the downstream, improved margins for refined petroleum products contributed to increased earnings.”
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     Watson added, “During the second quarter, we continued to make significant progress toward building a leading natural gas business to supply Australia and the Asia-Pacific region. We also progressed several new upstream opportunities in other areas.” Recent upstream achievements include:
•	Australia — Two deepwater natural gas discoveries in the Carnarvon Basin off the northwest coast, Clio-3 in 67 percent-owned Block WA-205-P and Sappho-1 in 50 percent-owned Block WA-392-P. These discoveries will contribute to future growth at the company-operated Gorgon and Wheatstone liquefied natural gas (LNG) projects.

•	Australia — Signed nonbinding Heads of Agreement (HOA) with Korea Gas Corporation to take delivery of 1.95 million metric tons per year of LNG from the Chevron-operated Wheatstone Project and to acquire an equity share in the field licenses and LNG facilities. HOAs are now in place representing about 80 percent of the total LNG available from the foundation project. The project, currently undergoing front-end engineering and design, has a planned capacity of 8.6 million metric tons per year.

•	Indonesia — Reached final investment decision for Development Area 13 of the Duri Field where Chevron holds a 100 percent working interest. The expansion project is expected to increase crude oil production by approximately 20,000 barrels per day.

•	Romania — Successful bidder for three shale-gas exploration blocks, comprising approximately 675,000 acres in the southeast region of the country.

•	Canada — Acquired approximately 200,000 acres of shale-gas leasehold in Western Canada. The appraisal of this acreage is expected to begin by the end of 2011.

•	Venezuela — Formed consortium to work toward commercializing the Carabobo heavy oil resource.

•	Russia — Signed nonbinding Heads of Agreement with Rosneft, Russia’s largest oil company, for a deepwater development partnership on the Shatsky Ridge in the eastern Black Sea.
     In addition, the company has terminated the three-year $15 billion share repurchase program that had been initiated in September 2007. In its place, the Board of Directors approved a new, ongoing share repurchase program with no set term or monetary limits. The company does not plan to purchase any shares in the third quarter 2010.
UPSTREAM
     Worldwide net oil-equivalent production was 2.75 million barrels per day in the second quarter 2010, up 76,000 barrels per day or 3 percent from 2.67 million barrels per day in the 2009 second quarter. The increase was primarily driven by new production from major project start-ups and ramp-ups in the United States and Brazil, and expansion of capacity at Tengiz in Kazakhstan.
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     U.S. Upstream

	Three Months Ended		Six Months Ended
	June 30		June 30
Millions of Dollars	2010	2009	2010	2009

Earnings	$1,090	$280	$2,246	$307

     U.S. upstream earnings of $1.09 billion in the second quarter of 2010 were up $810 million from a year earlier, primarily due to higher crude oil and natural gas realizations.
     The company’s average sales price per barrel of crude oil and natural gas liquids was approximately $71 in the 2010 quarter, compared with $50 a year ago. The average sales price of natural gas was $4.01 per thousand cubic feet, up from $3.27 in last year’s second quarter.
     Net oil-equivalent production of 708,000 barrels per day in the second quarter 2010 was up 8,000 barrels per day, or about 1 percent, from a year earlier. The increase in production was primarily associated with start-up of the Tahiti Field in second quarter 2009, along with the restoration of volumes that were offline in the second quarter of 2009 due to 2008 hurricanes in the Gulf of Mexico, partly offset by natural field declines. The net liquids component of production increased 4 percent in the 2010 second quarter to 488,000 barrels per day, while net natural gas production declined 6 percent to 1.32 billion cubic feet per day.
     International Upstream

	Three Months Ended		Six Months Ended
	June 30		June 30
Millions of Dollars	2010	2009	2010	2009

Earnings*	$3,452	$1,377	$7,020	$2,728

*Includes foreign currency effects	$107	$(467)	$5	$(434)
     International upstream earnings of $3.45 billion increased $2.08 billion from the second quarter 2009 due mainly to the impact of higher prices and sales volumes for crude oil. Foreign currency effects increased earnings by $107 million in the 2010 quarter, compared with a decrease of $467 million a year earlier.
     The average sales price for crude oil and natural gas liquids in the 2010 quarter was $71 per barrel, compared with $53 a year earlier. The average price of natural gas was $4.40 per thousand cubic feet, up from $3.73 in last year’s second quarter.
     Net oil-equivalent production of 2.04 million barrels per day in the second quarter 2010 was up 3 percent, or 68,000 barrels per day, from a year ago. The increase included approximately 72,000 barrels per day associated with ramp-up of two projects — the expansion at Tengiz in Kazakhstan and Frade in Brazil. The impact of higher prices on cost-recovery volumes and other contractual provisions decreased net production from last year’s second quarter. The net liquids component of production increased 4 percent from a year ago to 1.42 million barrels per day and net natural gas production was up 3 percent to 3.70 billion cubic feet per day.
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DOWNSTREAM
     U.S. Downstream

	Three Months Ended		Six Months Ended
	June 30		June 30
Millions of Dollars	2010	2009	2010	2009

Earnings/(Loss)	$433	$(51)	$515	$85

     U.S. downstream operations earned $433 million in the second quarter 2010, compared with a loss of $51 million a year earlier. The increase was due mainly to improved margins on refined products, a favorable change in effects on derivative instruments and higher earnings from chemicals operations — primarily from the 50 percent-owned Chevron Phillips Chemical Company LLC.
     Refinery crude-input of 917,000 barrels per day in the second quarter 2010 decreased 6,000 barrels per day from the year-ago period.
     Refined product sales of 1.41 million barrels per day were down 34,000 barrels per day from the second quarter of 2009, mainly due to lower jet fuel and fuel oil sales. Branded gasoline sales decreased 5 percent to 605,000 barrels per day.
     International Downstream

	Three Months Ended		Six Months Ended
	June 30		June 30
Millions of Dollars	2010	2009	2010	2009

Earnings*	$542	$182	$656	$799

*Includes foreign currency effects	$131	$(28)	$35	$(86)
     International downstream operations earned $542 million in the second quarter 2010, compared with earnings of $182 million a year earlier. The increase was due mainly to a favorable change in effects on derivative instruments. Foreign currency effects increased earnings by $131 million in the 2010 quarter, compared with a reduction of $28 million a year earlier.
     Refinery crude-input of 954,000 barrels per day decreased 16,000 barrels per day from the second quarter of 2009, mainly due to planned and unplanned downtime. Total refined product sales of 1.78 million barrels per day in the 2010 second quarter were 3 percent lower than a year earlier, due mainly to lower sales of gas oil and fuel oil. Excluding the impact of 2009 asset sales, sales volumes were down 2 percent between periods.
ALL OTHER

	Three Months Ended		Six Months Ended
	June 30		June 30
Millions of Dollars	2010	2009	2010	2009

Net Charges*	$(108)	$(43)	$(476)	$(337)

*Includes foreign currency effects	$3	$42	$3	$13
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     All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.
     Net charges in the second quarter 2010 were $108 million, compared with $43 million in the year-ago period. The change between periods was mainly due to higher corporate charges. Foreign currency effects reduced net charges by $3 million in the 2010 quarter, compared with a $42 million reduction in net charges last year.
CAPITAL AND EXPLORATORY EXPENDITURES
     Capital and exploratory expenditures in the first six months of 2010 were $9.4 billion, compared with $11.4 billion in the corresponding 2009 period. The amounts included $609 million in 2010 and $577 million in 2009 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Outlays in the 2009 period included $2 billion for the extension of an upstream concession. Expenditures for upstream projects represented 88 percent of the companywide total in 2010.
# # #
NOTICE
      Chevron’s discussion of second quarter 2010 earnings with security analysts will take place on Friday, July 30, 2010, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
     Chevron will post selected third quarter 2010 interim performance data for the company and industry on its Web site on Tuesday, October 12, 2010, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” section.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events,
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civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 30 through 32 of the company’s 2009 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements

Attachment 1
CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME	Three Months		Six Months
(unaudited)	Ended June 30		Ended June 30
	2010	2009	2010	2009
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$51,051	$39,647	$97,792	$74,634
Income from equity affiliates	1,650	735	2,885	1,346
Other income	303	(177)	506	355

Total Revenues and Other Income	53,004	40,205	101,183	76,335

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	30,604	23,678	57,748	44,078
Operating, selling, general and administrative expenses	5,727	5,252	11,358	10,575
Exploration expenses	212	438	392	819
Depreciation, depletion and amortization	3,141	3,099	6,223	5,966
Taxes other than on income *	4,537	4,386	9,009	8,364
Interest and debt expense	17	6	37	14

Total Costs and Other Deductions	44,238	36,859	84,767	69,816

Income Before Income Tax Expense	8,766	3,346	16,416	6,519
Income tax expense	3,322	1,585	6,392	2,904

Net Income	5,444	1,761	10,024	3,615
Less: Net income attributable to noncontrolling interests	35	16	63	33

NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$5,409	$1,745	$9,961	$3,582

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$2.71	$0.88	$4.99	$1.80
- Diluted	$2.70	$0.87	$4.97	$1.79
Dividends	$0.72	$0.65	$1.40	$1.30

Weighted Average Number of Shares Outstanding (000’s)
- Basic	1,996,393	1,991,605	1,995,692	1,991,368
- Diluted	2,006,000	1,999,667	2,005,114	1,999,588
* Includes excise, value-added and similar taxes.	$2,201	$2,034	$4,273	$3,944

Attachment 2
CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)
(unaudited)

	Three Months		Six Months
EARNINGS BY MAJOR OPERATING AREA	Ended June 30		Ended June 30
	2010	2009	2010	2009
Upstream
United States	$1,090	$280	$2,246	$307
International	3,452	1,377	7,020	2,728

Total Upstream	4,542	1,657	9,266	3,035

Downstream
United States	433	(51)	515	85
International	542	182	656	799

Total Downstream	975	131	1,171	884

All Other (1)	(108)	(43)	(476)	(337)

Total (2)	$5,409	$1,745	$9,961	$3,582

SELECTED BALANCE SHEET ACCOUNT DATA	June 30, 2010	Dec. 31, 2009
Cash and Cash Equivalents	$9,396	$8,716
Time Deposits (3)	$3,753	$—
Marketable Securities	$66	$106
Total Assets	$171,746	$164,621
Total Debt	$10,473	$10,514
Total Chevron Corporation Stockholders’ Equity	$99,569	$91,914

	Three Months		Six Months
	Ended June 30		Ended June 30
	2010	2009	2010	2009
CAPITAL AND EXPLORATORY EXPENDITURES (4)
United States
Upstream	$679	$802	$1,532	$1,827
Downstream	331	584	603	982
Other	68	87	102	156

Total United States	1,078	1,473	2,237	2,965
International
Upstream	3,743	3,203	6,772	7,945
Downstream	218	273	412	504
Other	4	—	4	1

Total International	3,965	3,476	7,188	8,450

Worldwide	$5,043	$4,949	$9,425	$11,415

(1)   Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)

(3) Bank time deposits with maturities greater than 90 days, effective beginning first quarter 2010

(4) Includes interest in affiliates:

United States	$71	$40	$154	$80
International	240	252	455	497

Total	$311	$292	$609	$577

Attachment 3
CHEVRON CORPORATION — FINANCIAL REVIEW

	Three Months		Six Months
	Ended June 30		Ended June 30
	2010	2009	2010	2009
OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D): (2)
United States	488	467	496	454
International	1,422	1,372	1,425	1,378

Worldwide	1,910	1,839	1,921	1,832

NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,317	1,395	1,347	1,387
International	3,699	3,593	3,711	3,618

Worldwide	5,016	4,988	5,058	5,005

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	708	700	721	686
International	2,038	1,970	2,043	1,981

Worldwide	2,746	2,670	2,764	2,667

SALES OF NATURAL GAS (MMCF/D):
United States	5,770	5,721	5,888	6,046
International	4,740	3,962	4,430	4,108

Worldwide	10,510	9,683	10,318	10,154

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	171	163	165	157
International	103	110	103	113

Worldwide	274	273	268	270

SALES OF REFINED PRODUCTS (MB/D):
United States	1,407	1,441	1,378	1,422
International (5)	1,775	1,821	1,751	1,890

Worldwide	3,182	3,262	3,129	3,312

REFINERY INPUT (MB/D):
United States	917	923	903	931
International	954	970	973	977

Worldwide	1,871	1,893	1,876	1,908

(1) Includes interest in affiliates.

(2) Includes: Canada — Synthetic Oil	16	26	20	25

Venezuela Affiliate — Synthetic Oil	29	26	29	27

(3) Includes natural gas consumed in operations (MMCF/D):

United States	63	56	65	57
International (6)	431	453	460	473

(4) Oil-equivalent production is the sum of net liquids production and net gas production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	541	504	542	497

(6) 2009 conformed with 2010 presentation